Alight Names Siobhan Nolan Mangini to Board of Directors

Lincolnshire, Ill. – December 11, 2023 – Alight, Inc. (NYSE: ALIT), a leading cloud-based human capital technology and services provider, today announced that it has named Siobhan Nolan Mangini to its Board of Directors, effective January 1, 2024.

Ms. Nolan Mangini brings over two decades of healthcare experience to Alight, most recently serving as President and CFO of NGM Biopharmaceuticals, Inc., a clinical-stage biopharmaceutical company specializing in therapies for immuno-oncology, cardiometabolic diseases and ophthalmology. Prior to her role at NGM, she served as President and CFO of healthcare navigation company Castlight Health, Inc. and contributed significantly to healthcare initiatives at Bain & Company and the Kaiser Family Foundation.

Ms. Nolan Mangini holds an MBA from Stanford University Graduate School of Business, earned an MPA from Harvard Kennedy School, and completed her undergraduate studies at the Wharton School of the University of Pennsylvania. She currently serves on the boards of Virta Health, SmithRx and Marathon Health.

"Siobhan's expertise and leadership in scaling both private and public healthcare companies focused on driving improved health outcomes aligns perfectly with Alight's purpose and go-forward strategy," said William P. Foley, Chairman of Alight. "With her extensive advisory, technology, and financial background spanning numerous enterprises, Siobhan will bring significant depth to Alight's Board of Directors as the company nears the end of its successful transformation phase. We look forward to Siobhan’s many contributions as Alight continues to diversify its Board."

About Alight Solutions

Alight is a leading cloud-based human capital technology and services provider that powers confident health, wealth and wellbeing decisions for 36 million people and dependents. Our Alight Worklife® platform combines data and analytics with a simple, seamless user experience. Supported by our global delivery capabilities, Alight Worklife is transforming the employee experience for people around the world. With personalized, data-driven health, wealth, pay and wellbeing insights, Alight brings people the security of better outcomes and peace of mind throughout life’s big moments and most important decisions. Learn how Alight unlocks growth for organizations of all sizes at alight.com.

Investors:

Jeremy Cohen

Investor.Relations@alight.com

Media:

Sandra Kelder

Sandra.Kelder@alight.com